SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                 _________

                                  FORM 8-A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         ENESCO GROUP, INC.
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           (Exact name of registrant as specified in its charter)

              Massachusetts                      04-1864170
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 (State of incorporation or organization)       (IRS Employer
                                              Identification No.)

 333 Western Avenue, Westfield, Massachusetts           01085
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 (Address of principal executive offices)               (Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class           Name of each exchange on which
      to be so registered           each class is to be registered
      -------------------           ------------------------------
 Common Stock Purchase Rights       New York Stock Exchange, Inc.

                                    Pacific Exchange, Inc.

      If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

      If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

 Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of class)

               INFORMATION REQUIRED IN REGISTRATION STATEMENT


 Item 1.   Description of Securities to be Registered.

           On July 22, 1998, the Board of Directors of Enesco Group, Inc.,

 formerly known as Stanhome Inc., (the "Company"), renewed its existing

 Rights Agreement, dated as of September 7, 1988, between the Company and

 The Connecticut Bank and Trust Company, N.A., as amended (the "Existing

 Rights Agreement"), by adopting a Renewed Rights Agreement between the

 Company and ChaseMellon Shareholder Services, L.L.C., as rights agent (the

 "Renewed Rights Agreement").  Pursuant to the Renewed Rights Agreement, the

 Company will declare a dividend distribution of one Right for each share of the Company's common stock, par value $.125 per share (the "Common Stock"),

 outstanding upon the "Expiration Date" under the Existing Rights Agreement

 (the "Record Date"), and for each share of Common Stock issued or transferred from the Company's treasury between the Record Date and the

 Distribution Date (as defined in the Renewed Rights Agreement), and under certain circumstances thereafter.  The Record Date is expected to occur on

 September 21, 1998, but may occur in advance of that time under certain circumstances.  The new Rights are redeemable under certain circumstances at $.01 per Right and will expire on July 22, 2008, subject to extension or earlier redemption.


            The description and terms of the Rights are set forth in the

 Renewed Rights Agreement.  Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Renewed

 Rights Agreement.


           Initially, the Rights will be attached to all certificates representing shares of Common Stock, and no separate Rights certificates will be distributed.  The Rights will separate from the Common Stock and a

 "Distribution Date" will occur upon the earlier of (i) 10 business days,

 subject to extension by the Company's Board of Directors, following a public announcement by the Company that a person or group of affiliated or associated persons, with certain exceptions (an "Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding shares of

 Common Stock (the date of such announcement being the "Stock Acquisition

 Date") or (ii) 10 business days, subject to extension by the Company's

 Board of Directors, following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.


           Until the Distribution Date, (i) the Rights will be evidenced by the legend on the certificates for Common Stock, respectively, and will be transferred with and only with such Common Stock certificates and (ii) the surrender for transfer of any Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.


           The Rights are not exercisable until the Distribution Date and will expire on July 22, 2008 (the "Final Expiration Date"), subject to extension by the Company's Board of Directors, unless the Rights are earlier redeemed or expire under the terms of the Renewed Rights Agreement.


           As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the

 Distribution Date, and from and after the Distribution Date, the separate

 Rights Certificates alone will evidence the Rights.  Except as otherwise required by the Renewed Rights Agreement or determined by the Board of

 Directors of the Company, only shares of Common Stock issued prior to the

 Distribution Date will be issued with Rights.


           In the event (a "Flip-In Event") a Person becomes an Acquiring

 Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms which a majority of the

 Company's Outside Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "fair offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price equal to two times the Purchase Price of the Right. Notwithstanding the foregoing,

 following the occurrence of a Flip-In Event, all Rights that are, or (under certain circumstances specified in the Renewed Rights Agreement) were,

 beneficially owned by certain Acquiring Persons (or by certain related parties) will be null and void in the circumstances set forth in the

 Renewed Rights Agreement.  However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.


           In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (with certain exceptions) and the

 Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction (with certain exceptions) in which all or part of the outstanding shares of Common Stock are changed or exchanged or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right.


           At any time until 10 business days, subject to extension by the

 Company's Board of Directors, following the Stock Acquisition Date, the

 Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment, payable, at the option of the Company, in cash, Common Stock or such other consideration as the Board of Directors may deem appropriate.  Immediately upon the effectiveness of the action of the Company's Board of Directors ordering redemption of the Rights, the

 Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

           Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


           The terms of the Rights and other certain key financial terms may be amended by the Board of Directors of the Company prior to the

 Distribution Date.  Thereafter, the provisions of the Renewed Rights

 Agreement may be amended by the Board of Directors of the Company only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Renewed Rights Agreement;

 provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable, or any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, or the benefits to, the holders of Rights (other than an Acquiring Person or an Affiliate of an

 Acquiring Person).


           As of June 30, 1998, there were 16,088,446 shares of Common Stock outstanding and 9,139,794 shares of Common Stock in the Company's treasury.

 Each share of Common Stock outstanding on the Record Date will receive one

 Right.  As long as the Rights are attached to the Common Stock, the Company will issue  one Right for each share of Common Stock issued or transferred from the Company's treasury between the Record Date and the Distribution

 Date, so that all such shares will have attached Rights.


           The Rights have certain anti-takeover effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on an unsolicited basis without conditioning the offer on either redemption of the Rights or a substantial number of Rights being acquired.  The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company.

           The form of Renewed Rights Agreement between the Company and the

 Rights Agent specifying the terms of the Rights, which includes as Exhibit

 A the form of Rights Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference.  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibit 1.






 Item 2.   Exhibits.

           1. Form of Renewed Rights Agreement, dated as of July 22, 1998, between Enesco Group, Inc. and ChaseMellon Shareholder Services, L.L.C. (which includes as Exhibit A thereto the Form of Rights Certificate)(1)


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(1)   Incorporated herein by reference to Exhibit 4 to the Registrant's
      Current Report on Form 8-K dated July 23, 1998 (File No. 0-1349).



                                 SIGNATURE


           Pursuant to the requirements of Section 12 of the Securities

 Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                    ENESCO GROUP, INC.


 Dated: September 9, 1998           By:  /s/ Jeffrey A. Hutsell
                                       ------------------------------------
                                        Name:  Jeffrey A. Hutsell
                                        Title: President and Chief
                                               Executive Officer


                             INDEX TO EXHIBITS

 Exhibit
 No.       Exhibit
 -------   -------

        1.      Form of Renewed Rights Agreement,
                dated as of July 22, 1998, between
                Enesco Group, Inc. and ChaseMellon Shareholder
                Services, L.L.C. (which includes as
                Exhibit A thereto the Form of Rights
                Certificate)